LETTER OF TRANSMITTAL

Regarding Shares of

CROW POINT GLOBAL DIVIDEND PLUS FUND

Tendered Pursuant to the Offer to Purchase

Dated October 4, 2016

If you do not wish to sell any of your Shares, please disregard this Letter of Transmittal.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT, AND THIS LETTER OF TRANSMITTAL MUST BE RECEIVED BY GEMINI FUND SERVICES, LLC EITHER BY MAIL OR BY FAX BY, THE END OF THE DAY ON OCTOBER 31, 2016, AT 12:00 MIDNIGHT, EASTERN TIME, UNLESS THE OFFER IS EXTENDED.

Complete This Letter Of Transmittal And Fax

Or Mail In The Enclosed Postage-Paid Envelope To:

Crow Point Global Dividend Plus Fund

c/o Gemini Fund Services, LLC

17605 Wright Street, Suite 2

Omaha, Nebraska 68130

Attn: Tender Offer Administrator

Fax: 1-402-963-9094

For additional information:

Phone: 1-855-282-1100

To assure good delivery, please send this Letter of Transmittal to Gemini Fund Services, LLC and not to your broker or dealer or financial advisor.

CROW POINT GLOBAL DIVIDEND PLUS FUND

Ladies and Gentlemen:

The undersigned hereby tenders to Crow Point Global Dividend Plus Fund, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the "Fund"), the shares of beneficial interest of the Fund ("Shares") held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated October 4, 2016 (the "Offer to Purchase"), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer"). The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the Shares tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the Shares tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase the Shares tendered hereby. The undersigned recognizes that, if the Offer is oversubscribed, not all of the undersigned's Shares will be purchased.

The undersigned acknowledges that the method of delivery of any documents is at the election and the complete risk of the undersigned, including, but not limited to, the failure of the Fund's Administrator, Gemini Fund Services, LLC ("Gemini"), to receive this Letter of Transmittal or any other document. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.

Investors are responsible for confirming receipt of this Letter of Transmittal and, therefore, must contact the Fund at the address and phone number set forth above. Please allow 48 hours for this Letter of Transmittal to be processed prior to contacting the Fund to confirm receipt. If you fail to confirm receipt of this Letter of Transmittal, there can be no assurance that your tender has been received by the Fund.

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Payment of the purchase price for the Shares of the undersigned will be made by wire transfer of the funds to the account designated by the undersigned, as described in the Offer to Purchase such investor does not provide account information, the cash payments will be will be made by wire transfer of the funds to the account in which the undersigned held its Shares,, unless such the undersign advises the Fund in writing of a change in its mailing address.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 7 of the Offer to Purchase, this tender is irrevocable.

The undersigned hereby represents and warrants that the undersigned understands that, for cash payments wired directly to such account, upon a withdrawal of this cash payment from the account, the institution at which the account is held may impose any fees that would customarily be assessed upon the withdrawal of cash from the account. (Any payment in the form of marketable securities would be made by means of special arrangements with the undersigned.)

Part 1. Name:
Name of Investor: ☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐
SS# or Taxpayer ID #: ☐☐☐ ☐☐ ☐☐☐☐	Phone #: ☐☐☐ ☐☐☐ ☐☐☐☐
Part 2. Amount of Shares of the Fund to be Tendered (please check one):
☐	All Shares.
☐	# Shares. ____________
☐	Shares with a specific dollar value. $______________________
The undersigned understands that the Fund may repurchase all of the Shares held by the Shareholder if the Shareholder’s account balance in the Fund, as a result of repurchase requests by the Shareholder, is less than $25,000.
Amounts payable are subject to pro ration as described in the Offer to Purchase.
Part 3. Cash Payment:
Cash payments shall be wire transferred to the following account: ☐☐☐ ☐☐☐ ☐☐☐☐

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Part 4. Signature(s):

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:
Signature:		Day	Month	Year
(Signature of Owner Exactly as Appeared on Investor Certification)
Print Name of Investor:

Joint Tenant Signature:		Day	Month	Year
(If joint tenants, both must sign.)	(Signature of Owner Exactly as Appeared on Investor Certification)
Print Name of Joint Tenant:
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Part 4. Signature(s) (continued):

FOR OTHER INVESTORS:
Print Name of Investor:

Signature:		Day	Month	Year
(Signature Exactly as Appeared on Investor Certification)

Print Name of Signatory
and Title:

Co-Signatory if necessary:		Day	Month	Year
(Signature Exactly as Appeared on Investor Certification)

Print Name of Co-Signatory
and Title:

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